EXHIBIT 99.1

MDI ENTERTAINMENT TERMINATES MERGER AGREEMENT WITH THE LOTTERY CHANNEL

HARTFORD, Conn.--Aug. 28, 2000--MDI Entertainment, Inc. (NASDAQ:LTRY) announced today that it has terminated the Merger Agreement with The Lottery Channel dated January 26, 2000. Steve Saferin, President and CEO of MDI stated, "It has become clear to us that several of the material conditions necessary to complete the merger will not be satisfied."

"We regret that market, legislative and other conditions have made it impossible to consummate the originally contemplated merger with The Lottery Channel". Saferin added, "The parties have discussed the possibility of an alternative agreement, but there can be no assurance that those discussions will continue or result in an alternative agreement."

Saferin added, "MDI will pursue alternative Internet strategies that take full advantage of the strength of MDI's exclusive entertainment brands and the lottery industry's desire to add entertainment value to its product offerings. Over the past six months, discussions with potential strategic partners and investors have made it very apparent to us that the value of MDI's exclusive licensed lottery brands and our ability to aggregate data on lottery players through our second-chance drawings provides us an ideal platform for crafting an Internet strategy that is not solely dependent on the sales of lottery tickets over the Internet".

"It is our intention to continue to work with lotteries and suppliers to the industry, including our strategic partner Scientific Games International (SG:
NYSE), to develop extended play Internet accessible games from our brands and to assist lotteries and others in compiling data to initiate one-to-one communications with their players through the Internet," Saferin said.

"MDI is uniquely situated to execute this business plan and exploit this marketplace as it relates to lotteries and their players. Our 30 lottery licenses for well-known entertainment properties, cultural icons and personalities provide us with the largest single library of proprietary lottery game content in the world," said Saferin.

Saferin added, "MDI regularly receives millions of entries for its second-chance drawings. That data, subject to the lottery's privacy policy and the players' consent can be retrieved, stored and shared with lotteries to enable them to use the Internet to communicate with their players. We believe the execution of this strategy will provide us with far greater potential to increase shareholder value through lottery Internet applications."

Saferin also stated "MDI currently contemplates writing off approximately $727,000 of expenses relating to the proposed merger transaction. Additionally, next week the company expects to report a downturn in revenue and a loss of $.25 per share for fiscal year 2000. Nevertheless, despite last year's results we are very confident that our business model is on track and gaining momentum. With the assistance of Scientific Games' sales and marketing staff, MDI has enjoyed increasing success in marketing its products both domestically and internationally."

"This combined with the improved sales performance of nearly all of MDI's properties, the recent reorganization and expansion of our sales and marketing department and forecasts for record sales and a return to profitability in fiscal 2001, leave management convinced that the Company's business plan is on track to deliver increased shareholder value," Saferin concluded.

MDI specializes in creating, marketing and implementing entertainment-based promotions on behalf of the North American and world-wide lottery industry. MDI revolutionized the lottery industry with its introduction of second-chance merchandise prizes. MDI's current lottery promotions include scratch games featuring properties such as Harley-Davidson(R), Wheel of Fortune(R), Jeopardy!(R), Betty Boop(TM), Twilight Zone(TM), Louisville Slugger(R), TNN(R), CMT(R), Hummer(R), Ray Charles(R), James Bond 007(R), Pink Panther(TM), The Outer Limits(TM), Heroes of Space(TM), Michael Buffer's Let's Get Ready To Rumble(R), Dick Clark's American Bandstand(R), Times Square 2001(TM), The Hollywood Sign and Walk of Fame, SPAM(R), Greatest Sports Legends and auto race drivers Dale Earnhardt(R), Dale Earnhardt, Jr.(R), Mark Martin, Matt Kenseth, Chad Little, Jeff Burton and Bill Elliott.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by MDI) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the lottery industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of MDI.

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These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws and market competition factors.

    CONTACT: Investor Awareness, Inc.
             Tony Schor, 847/945-2222
             www.investorawareness.com

                or

             Sunrise Financial Group, Inc.
             Derek L. Caldwell, 212/421-1616
             www.sunrisecorp.com

                or

             MDI Entertainment, Inc.
             Steven Saferin, 860/527-5359
             www.mdientertainment.com